As filed with the Securities and Exchange Commission on December 16, 2008
 Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Benchmark Electronics, Inc.
(Exact name of registrant as specified in its charter)

Texas	74-2211011
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3000 Technology Drive Angleton, Texas	77515
(Address of Principal Executive Offices)	(Zip Code)

BENCHMARK ELECTRONICS, INC.
DEFERRED COMPENSATION PLAN
(Full title of plan)

Cary T. Fu
Chief Executive Officer
3000 Technology Drive
Angleton, Texas 77515
(Name and address of agent for service)

(979) 849-6550
(Telephone number, including area code, of agent for service)

Copies to:
___________
William J. Whelan, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$20,000,000	100%	$20,000,000	$786

(1)
The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the Benchmark Electronics, Inc. Deferred Compensation Plan.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.                      PLAN INFORMATION.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

ITEM 2.                      REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by Benchmark Electronics, Inc. (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein and shall be deemed a part hereof:

(1) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on February 28, 2008;

(2) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Commission on May 9, 2008;

(3) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the Commission on August 8, 2008;

(4) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Commission on November 7, 2008; and

(5) the Registrant’s Current Reports on Form 8-K filed with the Commission on March 17, 2008, July 24, 2008, September 11, 2008, October 15, 2008 and November 4, 2008.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents (excluding any Current Reports on Form 8-K to the extent disclosure is furnished and not filed).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

The Benchmark Electronics, Inc. Deferred Compensation Plan (the “Plan”) allows certain designated employees to defer up to 75% of their base salary and up to 100% of other types of “compensation” (as defined in the Plan) on a tax-deferred basis. Participants may receive matching contributions from the Registrant on certain of their deferrals. Some participants may also receive discretionary contributions made by the Registrant. The Registrant intends that the Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code and administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

Participants’ accounts under the Plan are credited in accordance with the deemed investment options elected by the participant. The rate of return, positive or negative, credited under each deemed investment option is based on the actual investment performance of the applicable investment funds, net of asset-based charges. Participants are immediately vested in all contributions to the Plan, except for the discretionary contributions made for certain participants, the vesting of which will be determined under a vesting schedule and service crediting rules specified in advance by the Plan Administrator, but will become fully vested upon the occurrence of the earliest of (i) the participant’s death while actively employed or (ii) a “Change in Control” (as defined in the Plan). At the time of the election to defer compensation, each participant may elect either a specific date or stated events upon which distributions of his or her account balance will occur and whether such distributions will be in the form of a lump sum payment or annual installments over a period of two to fifteen years (five years in the case of in-service distribution). Lump sum distributions will be made in the case of death, unforeseeable emergency or a Change in Control. In no event may in-service distributions be made until at least two years after the year in which such amount was deferred. If an “unforeseeable emergency” (as defined in the Plan) occurs, the participant may apply to the Registrant to receive an immediate lump sum distribution of all or a portion of the balance in his or her account subject to the restrictions set forth in the Plan.

The obligations of the Registrant under the Plan are general unsecured obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan. Benefits are payable out of the general assets of the Registrant, and no segregation of assets for benefits may be made. The Registrant has established a grantor (Rabbi) trust as a vehicle for accumulating assets to pay the Registrant’s obligations under the Plan. Assets held in the Rabbi trust are considered assets of the Registrant and participants do not have rights to any specific assets of the Registrant, except as general creditors of the Registrant.

The deferred compensation obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each participant, except in the event of death or, at the participant’s request, an unforeseeable emergency, as described in the Plan. The obligations are not convertible into another security of the Registrant. The obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Except as expressly provided in the Plan, no participant may transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber the participant’s interest in the Plan. The Registrant’s obligations under the Plan are not assignable or transferable except to any corporation or partnership that acquires all or substantially all of the Registrant’s assets or any corporation or partnership into which the Registrant may be merged or consolidated. There is no trading market for the deferred compensation obligations.

The Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination may adversely affect the rights of the participants to the balance of their deferred compensation accounts as of the date of such amendment or termination. If the Plan is terminated, participants will be entitled to a distribution of their benefits if the termination is on account of certain permitted distribution events under Section 409A of the Internal Revenue Code and the regulations thereunder and the requirements of such regulations are met with respect to the termination of the Plan and the distribution of benefits.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Kenneth S. Barrow, Vice President and General Counsel and Corporate Secretary of the Registrant, is providing an opinion on the legality of the Deferred Compensation Obligations being registered hereby. Mr. Barrow beneficially owns 4,000 Common Shares of the Registrant, all of which are unvested. Mr. Barrow participates in employee benefit plans of the Registrant on the same basis as other eligible employees, pursuant to which he owns or has options or other rights to acquire an aggregate of less than 1% of the Registrant’s outstanding Common Shares. Mr. Barrow is eligible to participate in the Plan, although the amount of the Deferred Compensation Obligations issuable to him thereunder is not presently determinable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

TEXAS BUSINESS CORPORATION ACT

Article 2.02-1.B of the Texas Business Corporation Act, as amended (the “TBCA”), grants to a corporation the power to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of the corporation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred in connection therewith, only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed that (a) in the case of conduct in his official capacity as a director of the corporation, his conduct was in the corporation's best interests, and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. Article 2.02-1.C limits the allowable indemnification by providing that, except to the extent permitted by Article 2.02-1.E, a director may not be indemnified in respect of a proceeding in which the person is found liable (1) on the basis that he improperly received a personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (2) to the corporation. Article 2.02-1.E provides that if a director is found liable to the corporation or is found liable on the basis that he received a personal benefit, the permissible indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. Finally, Article 2.02-1.H provides that a corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in defense of the proceeding.

With respect to the officers of a corporation, Article 2.02-1.O of the TBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify and advance expenses to directors under Article 2.02-1. Further, Article 2.02-1.O provides that an officer of a corporation shall be indemnified as, and to the same extent, provided by Article 2.02-1.H for a director.

AMENDED AND RESTATED BYLAWS

The Amended and Restated Bylaws of the Registrant make mandatory the indemnification of and advancement of reasonable expenses to its directors who become involved in indemnifiable legal proceedings, subject to their compliance with certain requirements imposed by Texas law.

INDEMNITY AGREEMENTS

The Registrant has entered into Indemnity Agreements with its directors and officers pursuant to which the Registrant generally is obligated to indemnify its directors and officers to the full extent permitted by Texas law.

INSURANCE

The Registrant has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The following exhibits are filed as part of this Registration Statement:

4.1 -
Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 33-46316) (the “Registration Statement”)).

4.2 -
Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated May 18, 2006 and filed on May 19, 2006 (Commission file number 1-10560)).

4.3 -
Amendment to the Restated Articles of Incorporation of the Registrant adopted by the shareholders of the Registrant on May 20, 1997 (incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998 (Commission file number 1-10560)).

4.4 -	Specimen form of certificate evidencing the Common Stock (incorporated herein by reference to Exhibit 4.3 to the Registration Statement).
4.5 -
Rights Agreement dated December 11, 1998 between the Registrant and Harris Trust and Savings Bank, as Rights Agent, together with the following exhibits thereto: Exhibit A - Form of Statement of Resolution Establishing Series A Cumulative Participating Preferred Stock of Benchmark Electronics, Inc.; Exhibit B - Form of Right Certificate; and Exhibit C - Summary of Rights to Purchase Preferred Stock of Benchmark Electronics, Inc. (incorporated by reference to Exhibit 1 to the Registrant’s Form 8-A12B filed December 11, 1998 (Commission file number 1-10560)).

4.6 -
Summary of Rights to Purchase Preferred Stock of Benchmark Electronics, Inc. (incorporated herein by reference to Exhibit 3 to the Registrant’s Form 8-A12B/A filed December 22, 1998 (Commission file number 1-10560)).

4.7 -
Amendment to the Restated Articles of Incorporation of the Registrant approved by the shareholders of the Registrant on August 13, 2002 (incorporated by reference to Exhibit 4.7 to the Registrant’s Form S-8 (Registration Number 333-103183)).

4.8 -
Amendment to the Restated Articles of Incorporation of the Registrant approved by the shareholders of the Registrant on May 10, 2006 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K dated October 16, 2006 and filed on October 16, 2006 (Commission file number 1-10560)).

5.1 -	Opinion of Counsel.
23.1 -	Consent of KPMG LLP.
23.2 -	Consent of Kenneth S. Barrow (included in Exhibit 5.1).
99.1 -	Benchmark Electronics, Inc. Deferred Compensation Plan.

ITEM 9.  UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Angleton, State of Texas, on December 10, 2008.

BENCHMARK ELECTRONICS, INC.

By:	/s/ Cary T. Fu
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Position	Date

Director and
/s/ Cary T. Fu	Chief Executive Officer	December 10, 2008
Cary T. Fu	(principal executive officer)

/s/ Donald F. Adam	Chief Financial Officer	December 10, 2008
Donald F. Adam	(principal financial
and accounting officer)

/s/ Donald E. Nigbor	Chairman of the Board	December 10, 2008
Donald E. Nigbor	of Directors

/s/ Steven A. Barton	Director	December 10, 2008
Steven A. Barton

/s/ Michael R. Dawson	Director	December 10, 2008
Michael R. Dawson

/s/ Peter G. Dorflinger	Director	December 10, 2008
Peter G. Dorflinger

/s/ Douglas G. Duncan	Director	December 10, 2008
Douglas G. Duncan

/s/ Laura W. Lang	Director	December 10, 2008
Laura W. Lang

/s/ Bernee D.L. Strom	Director	December 10, 2008
Bernee D.L. Strom

/s/ Clay C. Williams	Director	December 10, 2008
Clay C. Williams

Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Angleton, State of Texas, on December 10, 2008.

BENCHMARK ELECTRONICS, INC.

By:	/s/ Timothy B. Timbrook
Timothy B. Timbrook
Vice President Human Resources

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of Kenneth Barrow (included in the opinion filed as Exhibit 5.1 hereto).

99.1	Benchmark Electronics, Inc. Deferred Compensation Plan.